Exhibit 99(b)

                FORM OF INDEMNIFICATION AGREEMENT


     As you know, you received 114,965 shares of the common stock of Baltimore Gas and Electric ("BGE") on December 30, 1994. So that you may freely sell such shares, BGE plans to register such shares for you on a registration statement on Form S-3 (the "S-3") which it will file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

     BGE will indemnify and hold you harmless against any losses, claims, damages or liabilities, joint or several, to which you may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the S-3, any prospectus contained in the S-3 at the time it became effective, or any amendment or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except for information in the section of the Prospectus titled "Selling Shareholder." BGE will reimburse you for any legal or other expenses reasonably incurred by you in connection with investigating or defending any such loss, claim, damage, liability or act covered by this indemnification.

     Promptly after your receipt of notice of the commencement of any action, you hereby agree, if you are to make a claim against BGE under this Indemnification Agreement, to notify BGE of the commencement thereof.

     In consideration of BGE's registration of the shares on your behalf and its indemnification of you pursuant to this Indemnification Agreement, you hereby agree to promptly notify BGE in writing any time you intend to sell, transfer, pledge, assign or hypothecate the shares.

                               BALTIMORE GAS AND ELECTRIC COMPANY


                               By: _____________________________
                                             Vice President


Agreed to as of _________________, 1997


____________________________
William H. Munn